Exh. 10.1
RESTRICTED STOCK AGREEMENT
     THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made and entered into by and between Encysive Pharmaceuticals Inc., a Delaware corporation (the “Company”) and Stephen L. Mueller, an individual (“Grantee”) on the 8th day of December, 2005, (the “Grant Date”), pursuant to the Encysive Pharmaceuticals Inc. Amended and Restated 1999 Stock Incentive Plan (the “Plan”). The Plan is incorporated by reference herein in its entirety. Capitalized terms not otherwise defined in this agreement shall have the meaning given to such terms in the Plan.
     WHEREAS, Grantee is an employee of the Company, and in connection therewith, the Company desires to grant to Grantee 17,810 shares of the Company’s common stock, par value $.005 per share (the “Common Stock”), subject to the terms and conditions of this Agreement, with a view to increasing Grantee’s interest in the Company’s welfare and growth; and
     WHEREAS, Grantee desires to have the opportunity to be a holder of shares of the Company’s Common Stock subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Common Stock. Subject to the restrictions, forfeiture provisions and other terms and conditions set forth herein (i) the Company grants to Grantee seventeen thousand eight hundred ten (17,810) shares of Common Stock (“Grant Shares”), and (ii) Grantee shall have and may exercise all rights and privileges of ownership of such shares, including, without limitation, the voting rights of such shares and the right to receive any dividends declared in respect thereof. The Company may require Grantee to reimburse the Company for, or the Company may withhold from any amounts which it may owe Grantee, all amounts required by applicable federal, state and local law in respect of the issuance or vesting of the Grant Shares.
     2. Transfer Restrictions.
          (a) Generally. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Grant Shares. [The transfer restrictions imposed by this Section 2 shall lapse as to approximately fifty percent (50%) of the Grant Shares on each anniversary of November 30, 2007, and November 30, 2008, until all Grant Shares are fully vested in two (2) years; provided, however, that, subject to Section 3, Grantee then is, and continuously since the Grant Date has been, an employee of the Company.] The Grant Shares as to which such restrictions so lapse are referred to as “Vested Shares.”
          (b) Dividends, etc. If the Company (i) declares a dividend or makes a distribution on Common Stock in shares of Common Stock, (ii) subdivides or reclassifies outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combines or reclassifies outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of shares of Grantee’s Common Stock subject to the transfer restrictions of this Section 2 shall be proportionately increased or reduced so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder. The determination of the Company’s Board of Directors regarding such adjustments shall be final and binding.
          (c) Extraordinary Transactions. If there is a Change in Control of the Company (as defined in the Plan), the transfer restrictions of this Section 2 shall automatically cease as of the effective date of such Change in Control, and all the Grant Shares shall thereafter be 100 percent (100%) vested.
     3. Forfeiture.
          (a) Termination of Employment. Except as otherwise provided for herein, if Grantee’s employment with the Company is terminated by the Company or Grantee for any reason, then Grantee shall immediately forfeit all Grant Shares which are not Vested Shares unless the Committee, in its discretion, determines that any or all of such Grant Shares shall not be so forfeited; provided, however, that if the employment of the Grantee is terminated by the Company for Good Cause (as defined below) or by the Grantee for Good Reason (as defined below), then during the 12-month period after the date of termination for Good Reason or Without Cause, all Grant Shares which are not Vested Shares shall continue to vest in accordance with the terms hereof during said 12-month period, and at the conclusion of said 12-month period, all Grant Shares which are not Vested Shares will be fully vested and will become Vested Shares. For purposes hereof, “Good Reason” and “Without Cause” shall have the meanings given to such terms in that certain Termination Agreement dated March 23, 2003, entered into by the Grantee and the Company, which definitions are incorporated herein by this reference.
          (b) Forfeited Shares. All shares of Common Stock forfeited hereunder automatically shall revert to the Company and become canceled. Any certificate(s) representing Grant Shares which include forfeited shares shall only represent that number of Grant Shares which have not been forfeited hereunder. Upon the Company’s request, Grantee agrees for himself and any other holder(s) to tender to the Company any certificate(s) representing Grant Shares which include forfeited shares for a new certificate representing the unforfeited number of Grant Shares.
4. Issuance of Certificate.
          (a) The Grant Shares may not be transferred until they become Vested Shares. Further, the Vested Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws in the opinion of counsel satisfactory to the Company. The Company shall issue the shares in the name of the Grantee in “book-entry form” and held with the transfer agent that is responsible for issuance of securities for the Company. The transferability of the shares shall be restricted pursuant to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained herein and in the Plan. A copy of the Plan and Agreement are on file in the office of the Secretary of Encysive Pharmaceuticals Inc., 4848 Loop Central Drive, Suite 700, Houston, Texas 77081. The transfer agent will be notified to place appropriate designations on the “book entry” shares to reflect these restrictions on transfer.

          (b) The shares issued pursuant to this Section 4, held in “book-entry” form, together with the stock powers relating to the Grant Shares, shall be held by the Company. The Company shall issue to the Grantee a receipt evidencing the “book-entry” form of shares held by it.
     5. Miscellaneous.
          (a) Certain Transfers Void. Any purported Transfer of shares of Common Stock in breach of any provision of this Agreement shall be void and ineffectual, and shall not operate to Transfer any interest or title in the purported transferee.
          (b) No Fractional Shares. All provisions of this Agreement concern whole shares of Common Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.
          (c) Not an Employment or Service Agreement. This Agreement is not an employment agreement, and this Agreement shall not be, and no provision of this Agreement shall be construed or interpreted to create (i) any employment relationship between Grantee and the Company or (ii) any agreement by the Company to continue the directorship of the Grantee for any time period.
          (d) Dispute Resolution. Any dispute arising out of, or relating to this Agreement or any breach hereof, shall be resolved by binding arbitration in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment on the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The location of such arbitration in Houston, Texas, shall be selected by the Company in its sole and absolute discretion. All costs and expenses, including attorneys’ fees, relating to the resolution of any such dispute shall be borne by the party incurring such costs and expenses.
          (e) Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated beneath its signature on the execution page of this Agreement, and to Grantee at his address indicated on the Company’s stock records, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

          (f) Amendment and Waiver. This Agreement may be amended, modified or superseded only by written instrument executed by the Company and Grantee. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof, shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.
          (g) Governing Law and Severability. This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Texas. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.
          (h) Successors and Assigns. Subject to the limitations which this Agreement imposes upon transferability of shares of Common Stock, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and Grantee, and Grantee’s permitted assigns and upon death, estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

COMPANY: ENCYSIVE PHARMACEUTICALS INC.
By:	/s/ Bruce D. Given, M.D.
	Name:	Bruce D. Given, M.D.
	Title:	President & CEO

	Address:	Encysive Pharmaceuticals Inc. 4848 Loop Central Drive, Suite 700 Houston, Texas 77081

Telecopy No.: (713) 796-8232

Attention: Chief Executive Officer

GRANTEE:
/s/ Stephen L. Mueller
Signature

Stephen L. Mueller
Printed Name

GRANTEE’S SPOUSE:
/s/ Ruth E. Mueller
Signature

Ruth E. Mueller
Printed Name

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